UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

MADISON SQUARE GARDEN SPORTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-4111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Andrew Lustgarten

On December 16, 2021, Madison Square Garden Sports Corp. (the “Company”) and Andrew Lustgarten, the President and Chief Executive Officer of the Company, entered into an employment agreement (the “Lustgarten Employment Agreement”), effective as of January 1, 2022. The Lustgarten Employment Agreement replaces Mr. Lustgarten’s existing employment agreement with the Company.

The Lustgarten Employment Agreement provides for an annual base salary of not less than $1,000,000. Mr. Lustgarten will be eligible to participate in the Company’s discretionary annual cash incentive program with an annual target bonus equal to not less than 200% of his annual base salary. Mr. Lustgarten will also continue to participate in future long-term incentive programs that are made available to similarly situated executives of the Company, subject to Mr. Lustgarten continued employment by the Company. It is expected that Mr. Lustgarten will receive annual grants of cash and/or equity long-term incentive awards with an aggregate target value of not less than $4,000,000 as determined by the Compensation Committee of the Board in its discretion. For the Company’s fiscal year ending June 30, 2022, Mr. Lustgarten will be entitled to a mid-year grant with a target value of $700,000 to reflect the increased target value for such fiscal year. Mr. Lustgarten will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to December 31, 2024 (the “Lustgarten Scheduled Expiration Date”), Mr. Lustgarten’s employment with the Company is terminated (i) by the Company other than for “cause” or (ii) by Mr. Lustgarten for “good reason” as defined in the agreement (so long as “cause” does not then exist), then, subject to Mr. Lustgarten’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Lustgarten’s annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) each of Mr. Lustgarten’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. Lustgarten to the same extent that other similarly situated active executives receive payment; (d) all of the time-based restrictions on each of Mr. Lustgarten’s outstanding restricted stock or restricted stock units granted to him under the plans of the Company will immediately be eliminated and will be payable or deliverable to Mr. Lustgarten subject to satisfaction of any applicable performance criteria; and (e) each of Mr. Lustgarten’s outstanding stock options and stock appreciation awards under the plans of the Company will immediately vest.

If Mr. Lustgarten ceases to be an employee of the Company prior to the Lustgarten Scheduled Expiration Date due to death or disability, Mr. Lustgarten (or his estate or beneficiary) will be provided with the benefits and rights set forth in (b), (d) and (e) above. Additionally, each of Mr. Lustgarten’s outstanding long-term cash awards will immediately vest in full and will be payable; provided that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award will be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee of the Board (subject to the satisfaction of the applicable performance criteria).

If after the Lustgarten Scheduled Expiration Date, Mr. Lustgarten’s employment with the Company is terminated (i) by the Company, (ii) by Mr. Lustgarten for good reason or (iii) due to his death or disability and at the time of any such termination, “cause” does not exist, then, subject to Mr. Lustgarten’s execution of a separation agreement (other than in the case of death), Mr. Lustgarten (or his estate or beneficiary) will be provided with the benefits and rights set forth in (b), (d) and (e) of the second preceding paragraph.

The Lustgarten Employment Agreement contains certain covenants by Mr. Lustgarten including a non-competition covenant that restricts Mr. Lustgarten’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The foregoing description of the Lustgarten Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Lustgarten Employment Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of December 16, 2021, between the Madison Square Garden Sports Corp. and Andrew Lustgarten. †

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN SPORTS CORP. (Registrant)

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Senior Vice President, Associate General Counsel and Secretary

Dated: December 21, 2021

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